Exhibit 99.3

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into by and between AdCare Health Systems, Inc., an Ohio corporation (the “Company”), and                                (“Grantee”), effective as of                           .

WHEREAS, Grantee is a director of the Company and, as a matter of separate inducement and agreement in connection with Grantee’s position, and not in lieu of other compensation for Grantee’s services, the Company desires to enter into this Agreement with Grantee; and

WHEREAS, Pursuant to its 2011 Stock Incentive Plan the Company considers it to be in its best interests to provide Grantee an inducement to acquire an ownership interest in the Company and thereby an additional incentive to advance the interests of the Company.

NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.              Grant.  On the effective date hereof the Company hereby grants to Grantee                        (              ) shares of the Company’s Common Stock, no par value (the “Restricted Stock”), subject to the provisions of this Agreement.

Section 2.              Vesting.  The Restricted Stock will vest on                        (“Final Vesting Date”).

Section 3.              Transferability. The Restricted Stock cannot be transferred or encumbered in any manner prior to the Final Vesting Date except by will or the laws of descent and distribution.  The transferee of any Restricted Stock will be subject to all restrictions, terms, and conditions applicable to the Restricted Stock.

Section 4.              Termination of Employment.   If the Grantee does not remain a director of the Company through the Final Vesting Date, all shares of Restricted Stock will be forfeited.

Section 5.              Shareholder Rights and Restrictions.  Except with regard to the disposition or encumbrance of Restricted Stock, the Grantee will generally have all rights of a shareholder with respect to the Restricted Stock from the date of grant, including, without limitation, the right to receive dividends with respect to such Restricted Stock and the right to vote such Restricted Stock, subject to any restrictions in this Agreement.

Section 6.              Dividends.  All dividends payable on the Restricted Stock (whether or not vested) will be payable in cash.

Section 7.              Taxes.

7.1.         Tax Withholding.  The Grantee hereby agrees to pay to the Company any federal, state, or local taxes of any kind required by law to be withheld and remitted by the Company with respect to the Restricted Stock, provided the Grantee may satisfy such tax obligation, in whole or in part, by (i) electing to have the Company withhold a portion of the Restricted Stock otherwise to be delivered upon vesting of the Restricted Stock with a fair market value equal to the amount of such taxes, or (ii) delivering to the Company other shares of common stock of the Company with a fair market value equal to the amount of such taxes.  The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.  If the Grantee does not make such payment to the Company, the Company shall have the right to withhold from any payment of any kind otherwise due to the Grantee from the Company, any federal, state or local taxes of any kind required by law to be withheld with respect to the award or vesting of the Restricted Stock.

7.2.         Section 83(b) Election.  The Grantee hereby acknowledges that he may file an election pursuant to Section 83(b) of the Federal Income Tax Code to be taxed currently on the fair market value of the shares of Restricted Stock (less any purchase price paid for the shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Restricted Stock.  The Grantee will seek the advice of his own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such election, the requirements for making such an election, and the other consequences of the Restricted Stock award under federal, state and any other laws that may be applicable.  The Company and its affiliates and agents have not and are not providing any tax advice to the Grantee.

Section 8.              Rights of the Grantee.  The granting of the Restricted Stock shall in and of itself not confer any right of the Grantee to continue as a director of the Company, any subsidiary or affiliate and shall not interfere in any way with the right of the Company, any subsidiary or affiliate to terminate the Grantee as a director at any time.

Section 9.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent otherwise governed by Federal law.

Section 10.            Right to Withhold Amounts Owed to the Company.  The Company shall have the right to condition the vesting of any shares of Restricted Stock on the Grantee’s payment of all amounts then due and owing to the Company or any subsidiary or affiliate.

IN WITNESS WHEREOF, the parties have subscribed their names hereto.

GRANTEE:	COMPANY:

ADCARE HEALTH SYSTEMS, INC.

By:

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